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                                                                    EXHIBIT 10.1

                        2004 CHANGE IN CONTROL, SEVERANCE
                          AND NON-COMPETITION AGREEMENT

      AGREEMENT, dated as of December 1, 2004 and effective as of December 1, 2004 by and between Wolverine Tube, Inc., a Delaware corporation ("Wolverine" or "Company"), and Thomas Sabol (the "Executive").

                              W I T N E S S E T H:

      WHEREAS, Wolverine recognizes the Executive's expertise in connection with his employment by Wolverine or its subsidiaries or affiliates (collectively, the "Company"); and

      WHEREAS, the Company desires to provide the Executive with severance benefits or the opportunity for continued employment in a different position if the Executive's employment in his current position is terminated for the reasons set forth herein and the Executive refrains from engaging in certain activities in the event his employment is terminated, upon the terms and conditions hereinafter set forth; and

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.    Termination of Employment

      (a)   Termination for Cause; Resignation without Good Reason.

      (i) If the Executive's employment is terminated by the Company for Cause, as defined in Section 1(a)(ii) hereof, or if the Executive resigns from his employment hereunder, other than for Good Reason, as defined in Section 1(a)(iii) hereof, the Executive shall be entitled to only (A) severance benefits as provided by the Company's general procedures and practices, if any, (B) payment of the pro rata portion of the Executive's salary through and including the date of termination or resignation, and (C) such employee benefits as may be due to the Executive pursuant to the provisions of the benefit plans which govern the provision of such benefits.

      (ii) For purposes of this Agreement, termination for "Cause" shall mean termination of the Executive's employment by the Company because of (A) the Executive's conviction for, or plea of guilty or no contest to, a felony or a crime involving moral turpitude, (B) the Executive's commission of an act of personal dishonesty in connection with his employment by the Company, (C) a breach of fiduciary duty in connection with his employment with the Company which shall include, but not be limited to, (1) investment in any person or organization with the knowledge that such person or organization has or proposes to have dealings with the Company, such person or organization competes with the Company, or the Company is considering an investment in such person or organization (the reference to "organization" excludes federal credit unions, publicly owned insurance companies and corporations the stock of which is listed on a national securities exchange or quoted on NASDAQ if the direct and beneficial stock ownership of the Executive, including members of his immediate family, is not more than one percent (1%) of the total outstanding stock of such corporation); (2) a loan (including a guaranty of a loan) from or to any person or organization having or proposing any dealings with the Company or in competition with the Company; (3) participation directly or

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indirectly in any transaction involving the Company other than as a director or as an officer or employee of the Company; (4) acceptance from any person or organization having or proposing any dealings with the Company or in competition with the Company of any gratuity, gift, entertainment or favor which exceeds either nominal value or common courtesies which are generally accepted business practice; or (5) service as an officer, director, partner or employee of, or consultant to, any person or organization having or proposing dealings with the Company or in competition with the Company; (D) the Executive's failure to execute or follow the written policies of the Company, including, but not limited to, the Company's policy against discrimination or harassment, (E) the Executive's refusal to perform the essential functions of the job, following written notice thereof, or (F) the Executive's admission of liability of, or finding of liability for, the violation of any "Securities Laws." As used herein, the term "Securities Laws" means any federal or state law, rule or regulation governing the issuance or exchange of securities, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. Termination of the Executive's employment as a result of his death or disability (if such Executive is eligible for benefits under the Company's long-term disability plan or would be eligible for such benefits were the Executive a participant in said plan) shall constitute a termination by the Company with Cause for purposes of this Agreement.

      (iii) For purposes of this Agreement, resignation for "Good Reason" shall mean the resignation of the Executive within a period of six (6) months after
(A) a reduction in the Executive's benefits or pay in an amount in the aggregate in excess of five percent (5%) thereof, unless all individuals at the same managerial level as the Executive experience a similar reduction in benefits or pay or (B) a substantial adverse alteration occurs in the nature or status of the Executive's responsibilities from those in effect on the date hereof, disregarding change in title only.

      (iv) The date of termination for Cause shall be the date of receipt by the Executive of written notice of such termination, or such later date as may be contained in said notice. The date of resignation without Good Reason shall be the date of receipt by the Company of a written notice of such resignation.

      (b) Termination without Cause; Resignation for Good Reason or after a Change in Control.

      (i) If the Executive's employment is terminated by the Company without Cause at any time, or if the Executive resigns from his employment for Good Reason within two (2) years following a Change in Control, the Executive shall be entitled to receive the benefits described in subparagraphs (A), (B), (C) and
(D) below. If the Executive resigns for Good Reason (unless said resignation is within two (2) years following a Change in Control, in which event his benefits are described in the first sentence of this subparagraph), he shall be entitled to those benefits described in (A), (B) and (C) below only. In any of such cases, said benefits will only be paid if the Executive executes an Agreement and General Release, which shall be drafted by the Company, and if the Executive complies with Section 2 of this Agreement.

            (A) The Company shall pay to the Executive either (x) during the two years immediately following a Change in Control, in the event of (i) termination by the Company

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without Cause, or (ii) resignation by the Executive for Good Reason, an amount equal to two (2) years' salary; or (y) at any other time, in the event of (i) termination by the Company without Cause or (ii) resignation by the Executive for Good Reason, an amount corresponding to the period of service as follows: four months' salary if such resignation or termination occurs during the first year of employment, nine months' salary if such resignation or termination occurs during the second year of employment and eighteen months' salary if such resignation or termination occurs after two years of employment (the applicable time period for which salary is paid is referred to herein as the "Continuation Period"); in either case to be paid at the rate in effect immediately prior to the Severance Date (based upon the date of termination or resignation as defined in Section 1(b)(iv)) plus pay at the same rate for all vacation time accrued during the calendar year in which the Severance Date occurs. Such payments are to be made under (x) above at the Executive's option either:

                  (X) as a lump sum within 30 days after the Severance Date or such later date as may be necessary to comply with applicable tax or other laws affecting such timing, or

                  (Y) as a series of payments in accordance with the Company's normal payroll procedures following the Severance Date or such later date as may be necessary to comply with applicable tax or other laws affecting such timing.

      An election as to the form of payment under this paragraph (b)(i)(A) by the Executive shall be made at a time and in a manner prescribed by the Company. If the Executive does not elect a form of payment, the amount due to the Executive under this paragraph (b)(i)(A) shall be paid in accordance with clause
(Y) above. Payments under (y) above shall be paid in accordance with clause (Y) above.

      The amount payable to the Executive by the Company under this paragraph
(b)(i)(A) shall be offset by the non-compete and non-solicitation fee as defined in Section 2(d)(i)of this Agreement.

            (B)(I) For the Continuation Period following the Executive's Severance Date, the Company will arrange to provide the Executive with medical and disability benefits (the "Employee Benefits") substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Severance Date at no cost to the Executive. Without otherwise limiting the purposes or effect of Section 1(b), Employee Benefits otherwise receivable by the Executive pursuant to this Section 1(b)(i)(B)(I) will be reduced or eliminated to the extent comparable Employee Benefits at substantially similar cost are actually received by the Executive from another employer during the Continuation Period following the Executive's Severance Date, and any such benefits actually received by the Executive shall be reported by the Executive to the Company. If and to the extent that any benefit described in this Section 1(b)(i)(B)(I) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will reimburse the Executive for the costs incurred in obtaining comparable Employee Benefits coverage.

            (B)(II) The Company shall reimburse the Executive for any costs incurred by the Executive in maintaining life insurance coverage comparable to that maintained for him

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by the Company under its group life insurance program for the period from the
Severance Date until the earlier to occur of:

                  (X) the end of the Continuation Period, or

                  (Y) the date on which the Executive is covered under any other equivalent group life insurance plan;

            (C) in lieu of any benefit otherwise due to him under the Company's annual bonus plan, the Company shall pay the Executive in a lump sum, an amount equal to (i) the maximum percentage of annual base salary then payable to the Executive under the Company's bonus plan but in no event less than forty-five percent (45%) of his annual base salary multiplied by (ii) the period for which the Executive is entitled to pay under paragraph (b)(i)(A) above; provided, however, that in the event that the Severance Date occurs after the first six
(6) months of the Company's then current fiscal year and during the two years immediately following a Change in Control, the Company shall pay the Executive an additional amount equal to the actual bonus which would have been paid to the Executive for said year had he remained employed throughout said year less the amount of the above-described lump sum paid to him pursuant to this subparagraph
(C) for the first of the years for which he is entitled to be paid under paragraph (b)(i)(A). The amount payable to the Executive under this paragraph
(b)(i)(C) shall be offset by the non-compete and non-solicitation fee as provided in Section 2(d)(i) of this Agreement.

            (D) the Company shall reimburse the Executive for any reasonable costs actually incurred by the Executive for outplacement services provided by an outplacement consultant mutually agreeable to the Executive and the Company for a period not to exceed six (6) months.

      (ii) In the event the Executive refuses to execute or breaches the Agreement and General Release tendered to the Executive on or about the Severance Date, or in the event the Executive breaches any of the covenants contained in Section 2, the Executive acknowledges and agrees that the Company will cease any payments remaining under Section 1(b)(i) of this Agreement and that the Executive shall be entitled to no further payments or benefits under this Agreement.

      (iii) The Executive shall have no further right under this Agreement or otherwise to receive any bonus or other compensation with respect to the year in which the Severance Date occurs and later years.

      (iv) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive and the date of resignation for Good Reason shall be the date of receipt by the Company of written notice of resignation (both such dates hereinafter referred to as the "Severance Date").

         (v) For purposes of this Agreement, "Change in Control" shall mean:

            (A) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or

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reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of the Company immediately prior to such transaction;

            (B) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

            (C) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that (x) any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 15% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock"), or
(y) any person has, during any period, increased the number of shares of Voting Stock beneficially owned by such person by an amount equal to or greater than 15% of the outstanding shares of Voting Stock; provided, however, that transfers of shares of Voting Stock between a person and the affiliates or associates (as such terms are defined under Rule 12b-2 or any successor rule or regulation promulgated under the Exchange Act) of such person shall not be considered in determining any increase in the number of shares of Voting Stock beneficially owned by such person;

            (D) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a Change in Control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

            (E) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period.

      Notwithstanding the foregoing provisions of Sections (C) or (D) unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of Sections (C) or
(D) solely because (1) the Company, (2) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities (a "Subsidiary"), or (3) any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D,
Schedule 14D-1, Form 8-K

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or Schedule 14A (or any successor schedule, form or report or item therein)
under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 15% or otherwise, or because the Company reports that a Change in Control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

      (c) Limitation on Benefits. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person, entity or group whose actions result in a Change in Control or any affiliate of the Company or such person, entity or group) (all such payments and benefits being hereinafter called "Total Payments") would be subject (in whole or part), to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), then the cash severance payments under Section 1(b)(i)(A) and 1(b)(i)(C) of this Agreement shall first be reduced and, thereafter, the continuation of benefits under Section 1(b)(i)(B) of the Agreement shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (1) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments), is greater than or equal to (2) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments). All determinations under this Section 1(c) above shall be made by the accounting firm which was, immediately prior to Change in Control, the Company's independent auditor, which determination shall be conclusive."

2. Secrecy, Non-Solicitation and Non-Competition.

      (a) Secrecy. During the Executive's employment with the Company and for a period of three (3) years after his termination from the Company for any reason, the Executive covenants and agrees that he will not, except in performance of the Executive's obligations to the Company, or with the prior written consent of the Company pursuant to the authority granted by a resolution of the Board, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or use any such information. The term "secret or confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's management with respect to the Company's products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, products price lists, customer lists, financial information (including the revenues, costs or profits associated with any of the Company's products), business plans, prospects, employee or employees, compensation, or opportunities but shall exclude any information already in the public domain which has been disclosed to the public during the normal course of the Company's business.

      (b) Customer Protection. During the Executive's employment with the Company and for a period of two (2) years following the termination of the Executive's employment for any reason, the Executive covenants and agrees that he will not solicit or attempt to solicit any business from the Company's customers, including actively sought prospective customers, with whom the Executive had Material Contact during his employment, for the purpose of providing

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products or services competitive with those provided by the Company. Material
Contacts exist between the Executive and each customer or prospective customers with whom the Company were coordinated or supervised by the Executive, or about whom the Executive obtained trade secrets or confidential information as a result of the Executive's association with the Company.

      (c) Non-solicitation of Employees. During the Executive's employment and for a period of one (1) year following the termination of the Executive's employment for any reason, the Executive covenants and agrees that he shall not directly or indirectly, on his behalf or on behalf of any person or other entity; solicit or induce, or attempt to solicit or induce, any person who, on the date hereof or at anytime during the term of this Agreement, is an employee of the Company, to terminate his or her employment with the Company, whether expressed in a written or oral agreement or understanding or is otherwise an "at-will" employee.

      (d) Noncompetition. During the Executive's employment and for a period of two (2) years following the termination of the Executive's employment for any reason, the Executive covenants and agrees that he will not, directly or indirectly, compete against the Company within the United States in the managerial or executive capacity for another company or entity that designs, produces, sells, or distributes copper tubing, including, but not limited to, those companies listed on Appendix A.

          In consideration of the promises of Executive contained in this Agreement, including without limitation in this Paragraph 2(d), the Company shall pay to the Executive a non-compete and non-solicitation fee of up to one
(1) year's salary and bonus but not to exceed the amounts determined in accordance with Sections 1(b)(i)(A) and 1(b)(i)(C), and payable in the manner actually payable by the Company under such sections. The amount otherwise payable to the Executive under such sections of this Agreement shall be offset by this non-compete and non-solicitation fee.

      (e) Equitable Relief. The Executive acknowledges and agrees that the services performed by him are special, unique and extraordinary in that, by reason of the Executive's employment, the Executive may acquire confidential information and trade secrets concerning the operation of the Company, or that the Executive may have contact with or obtain knowledge of the Company's customers or prospects, the use or disclosure of which could cause the Company substantial loss and damages, which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive acknowledges and agrees that the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 2 or such other relief as may be required to specifically enforce any of the covenants in this
Section 2. The Executive acknowledges and agrees that the Company shall be entitled to its attorneys' fees and court costs should the Company pursue legal action to enforce its rights under this section.

3. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto, provided, however, that any such modification, amendment or waiver on the part of the Company shall have been previously approved by the Board. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other

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provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

4. Withholding. Payments to the Executive of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the withholding of taxes and similar deductions.

5. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Alabama applicable to contracts executed in and to be performed in that State. Nothing in this agreement shall affect the rights of either party under state or federal laws affecting employment.

6. Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to the Executive, the notice shall be delivered or mailed to the Executive at the address first set forth below, or if addressed to the Company, the notice shall be delivered or mailed to 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama 35801, or such address as the Company or the Executive may designate by written notice at any time or from time to time to the other party. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

7. Supersedes Previous Agreements. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

8. Severability. The parties agree that if any part of this Agreement is found to be illegal or unenforceable, including, but not limited to, the geographic, temporal, or activity restrictions contained in Section 2, the court should delete or modify the illegal or unenforceable provision(s) hereby leaving the remaining or modified provision(s) fully enforceable.

9. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

10. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

    IN WITNESS WHEREOF, the Company has caused the Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

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                                       WOLVERINE TUBE, INC.

                                              By: /s/ Dennis Horowitz
                                                  ------------------------------
                                       Name:  Dennis Horowitz
                                       Title: President and CEO

                                       EXECUTIVE

                                       Name: /s/ Thomas B. Sabol
                                             ----------------------------------
                                       Executive's Address:

                                            3203 N. Country Run Drive
                                            -----------------------------------
                                            Appleton, WI 54914
                                            -----------------------------------

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                                   APPENDIX A

1.    Cerro Copper Products Company, Inc.

2.    Outokumpu American Brass Company

3.    Industrias Nacobre S.A. de C.V.

4.    Olin Corporation

5.    Mueller Industries, Inc.

6.    Wieland/Kobe Copper Products, Inc.

7.    National Copper

8.    Wieland

9.    Hitachi, Ltd.

10.   Trefimetaux

11.   Reading Tube Corporation

12.   Elkart Products, Inc.

13.   NIBCO

14.   High Performance Tube

15.   Commercial Metals Company

Reference to the above companies shall incorporate any related companies thereto, including, but not limited to, all parent companies, subsidiary companies, majority-owned companies and joint ventures.

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